Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.001 par value, of iHeartMedia, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 5, 2021

Honeycomb Investments limited

By:	/s/ Simon Groom
Name: Simon Groom
Title: Director

THE HONEYCOMB TRUST

By:	/s/ Simon Groom /s/ James Hill
Name: Simon Groom and James Hill
Title: Trustees

/s/ James Hill
JAMES HILL

/s/ Simon Groom
SIMON GROOM

/s/ Michael Tabor
MICHAEL TABOR